                            SCHEDULE 14A INFORMATION
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                        ANADARKO PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         ANADARKO PETROLEUM CORPORATION
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

March 23, 1998

TO THE STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of the Company. The meeting will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 30, 1998, at 9:30 a.m.

     The Notice of the Annual Meeting of Stockholders and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. In addition, the general operations of the Company will be discussed and stockholders will be afforded the opportunity to ask questions.

     We value your opinions and encourage you to participate in this year's Annual Meeting by voting your proxy. We would appreciate your signing and returning your proxy card in the enclosed envelope as soon as possible, whether or not you plan to attend the meeting. If you do not return the signed proxy card, your vote cannot be counted.

                                            Very truly yours,

                                            ROBERT J. ALLISON, JR.
                                            Chairman, President and
                                            Chief Executive Officer

                         ANADARKO PETROLEUM CORPORATION
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 30, 1998, at 9:30 a.m., for the purpose of:

     (1)electing two directors;

     (2)approving the 1998 Director Stock Plan; and

     (3)transacting any other business appropriate to the meeting.

RECORD DATE

     March 2, 1998, has been fixed as the record date. Holders of Common Stock of record at the close of business on the record date will be entitled to receive notice of and to vote at the meeting.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy card in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  SUZANNE SUTER
                                  Corporate Secretary

Dated: March 23, 1998
Houston, Texas

                         ANADARKO PETROLEUM CORPORATION
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 1998

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card. A prepaid-postage envelope has been provided for your convenience.

     If you do not return the signed proxy card, your vote cannot be counted. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

REVOKING YOUR PROXY

     You may revoke your proxy at any time prior to the meeting by (1) sending a written statement to that effect to the Corporate Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the annual meeting.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

     Number of Shares Outstanding. At the close of business on the Record Date, March 2, 1998, there were 59,917,727 shares of Anadarko Common Stock outstanding and entitled to vote at the meeting.

     Quorum. A quorum is present if at least a majority of the outstanding shares on the Record Date are present in person or by proxy.

     Vote Required. The following is an explanation of the vote required for each of the items to be voted on at the annual meeting.

          Item 1 -- Election of Directors. Directors are elected by a plurality of the votes cast meaning that the director nominees with the most affirmative votes will be elected.

          Item 2 -- Approval of 1998 Directors Stock Plan. Item 2 requires the affirmative vote of a majority of shares present in person or by proxy for approval. Shares represented by proxy which are marked "abstain" will have the effect of a vote against Item 2. A "broker non-vote" (when a broker does not have authority to vote on a specific issue) will have no effect on the vote.

                          ANADARKO BOARD OF DIRECTORS

STRUCTURE

     The Board is divided into three classes of directors for purposes of election. One class of directors is elected at each annual meeting of stockholders to serve for a three-year term.

     At the 1998 meeting, the terms of two directors are expiring. Each director nominated for election at this annual meeting will hold office until the expiration of his term in 2001. Other directors not up for election this year will continue in office for the remainder of their term.

     If a nominee is unavailable for election, the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

ITEM 1 -- DIRECTORS NOMINATED THIS YEAR FOR TERMS EXPIRING IN 2001

     Larry Barcus, 60, Chairman of L. G. Barcus and Sons, Inc., Kansas City, Kansas, a general contractor with operations nationwide and Chairman of First Community Bancshares, a Kansas bank holding company. Mr. Barcus has been a director of the Company since 1986.

     James L. Bryan, 62, Senior Vice President of Dresser Industries, Inc. ("Dresser"), an oilfield services company with executive offices in Dallas, Texas, since February 1994. In May 1990, Mr. Bryan was elected Vice President-Operations of Dresser. Mr. Bryan has been a director of the Company since 1986.

DIRECTORS UP FOR ELECTION 1999

     Ronald Brown, 65, retired in 1992 as Executive Vice President of Compass Bank, Houston, Texas. Mr. Brown has been a director of the Company since 1986.

     John R. Butler, Jr., 59, Chairman of the Board of J.R. Butler & Co., an oil and gas consulting company in Houston, since 1976. He was Chairman of the Board and Chief Executive Officer of GeoQuest International Holdings, Inc. a supplier of drilling, production and seismic data, until the company was sold in 1997. Mr. Butler has been a director of the Company since 1996.

     John R. Gordon, 50, President of Deltec Asset Management Corporation, a New York investment management company with executive offices in New York, New York, since January 1988. Mr. Gordon has been a director of the Company since 1988.

DIRECTORS UP FOR ELECTION IN 2000

     Conrad P. Albert, 52, is engaged in personal investments. He was Executive Vice President of Manufacturers Hanover Trust Company, a banking corporation, New York, New York, from 1983 through 1991. Mr. Albert is also a director of Deep Tech International. He has been a director of the Company since 1986.

     Robert J. Allison, Jr., 59, Chairman of the Board and Chief Executive Officer of the Company since 1986 and President of the Company since 1993. Mr. Allison has been a director of the Company since 1985.

     John N. Seitz, 47, Executive Vice President, Exploration and Production of the Company since 1997. He was elected Senior Vice President, Exploration in 1995 and Vice President, Exploration in 1993. He has worked for the Company since 1977. Mr. Seitz became a director of the Company in 1997.

BOARD MEETINGS AND COMMITTEES

     During 1997, the Board met four times. The Board also has an Executive Committee which may take action with respect to the conduct of the business of the Company between Board meetings. The Executive Committee did not meet during 1997. During 1997, each incumbent director of the Company attended all the meetings of the Board during the period for which he was a director.

     The Board has an Audit Committee and Compensation and Benefits Committee. Membership on these two committees is limited to non-employee directors.

     Audit Committee. The Audit Committee met three times in 1997. The primary responsibilities of the Audit Committee are to establish and review the activities of the independent auditors and the internal auditors, review recommendations of the independent auditors and responses of management, and review the annual financial statements issued by the Company. Messrs. Albert, Barcus and Butler are members of the Audit Committee and each attended all of the committee meetings in 1997 during the period for which he was on the Committee.

     Compensation and Benefits Committee. During 1997, this committee met six times. The primary responsibilities of the Compensation and Benefits Committee are to establish the salaries and determine any bonus awards for the Company's executive officers, consider and make recommendations on executive compensation plans and grant stock options, restricted stock and other stock-based awards. Messrs. Brown,

Bryan and Gordon are members of the Compensation and Benefits Committee and each attended all of the committee meetings in 1997 during the period for which he was on the Committee.

DIRECTOR COMPENSATION

     Directors that are not employees of Anadarko receive compensation for Board service. Directors who are employees of Anadarko receive no compensation for Board service. The principal components of director compensation, which a director may elect to receive in cash or Common Stock, are as follows:

     1. an annual board retainer of $35,000;

     2. a fee of $1,250 for each Board or Committee meeting attended plus expenses related to attendance;

     3. an annual committee membership retainer of $3,000; and

     4. an annual retainer of $3,000 for serving as a Committee chairman.

     1988 Stock Option Plan for Non-Employee Directors. This plan terminates on October 26, 1998. Under the plan, each non-employee director received an initial grant of 10,000 options and was granted an option to purchase 5,000 shares of Common Stock annually. All outstanding options under the 1988 Plan expire 10 years from the date of grant.

     Director Retirement Income Plan. This plan was terminated on January 1, 1998, for all current directors. When this plan was terminated, each current director received phantom stock units equal to the dollar value of past pension accruals to be held until the director terminates service.

     Phantom Stock Units. In January 1998, each current director received phantom stock units equal to $13,000 to be held until the director terminates service. Directors may receive additional phantom stock units in future years.

     Director Deferred Compensation Plan. This plan allowed non-employee directors to defer all or part of their director annual retainer and fees. The plan provides benefit payments based upon the amount of compensation deferred, age of the director at the time the compensation was deferred and accrued interest at 20% per annum. Payments are made under the plan to the director while he is a member of the Board and upon retirement, death, disability or the attainment of age 65. There have been no deferrals since 1990.

ITEM 2 -- 1998 DIRECTOR STOCK PLAN. The directors approved this plan to replace the 1988 Plan on January 30, 1998, subject to your approval at this meeting. The key provisions of the plan are summarized below. Because it is a summary, it may not contain all the information that you think is important. See Appendix A for the full text of the plan.

SUMMARY OF 1998 DIRECTOR STOCK PLAN

     Purpose and Eligibility. The purpose of the Plan is to attract and retain experienced and knowledgeable directors for the benefit of the Company and stockholders. Another purpose of the Plan is to put the directors in the same position as stockholders by enabling the directors to acquire a proprietary interest in the Company. Only directors who are not employees of Anadarko are eligible to participate in this Plan.

     Administration. The Plan will be administered by the Board. The Board will determine the type and terms of awards to be granted under the Plan.

     Amendment and Termination. The Board may terminate or amend the Plan without stockholder approval.

     Shares Subject to Program. A total of 400,000 shares of Common Stock are authorized for issuance under the Plan. The number may be adjusted as a result of action by the Board that affects Anadarko's Common Stock or if an adjustment is determined to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the Plan.

     Types of Awards. Stock options, restricted stock, stock compensation and other stock-based awards may be granted under the Plan.

          Stock Options. The exercise price for stock options cannot be less than 100 percent of fair market value of a share of Common Stock at the time the option is granted. The Board shall determine the form in which payment of the exercise price may be made.

          Restricted Stock. Restricted stock may not be disposed of until the restrictions specified in the award expire. If a director is awarded restricted stock, the director shall have the right to vote the shares and receive any cash dividends. Except as otherwise determined by the Board, upon termination of a director's service during the restriction period, all Restricted Stock shall be forfeited by the director.

          Stock Compensation. The Board shall have the authority to pay all or a portion of any amounts payable under any directors' compensation program in shares of Common Stock. The number and type of shares to be distributed in lieu of the cash compensation, as well as the terms and conditions of any stock compensation, shall be determined by Board.

          Other Stock-Based Awards. The Board may grant other forms of Common Stock awards under the Plan. The Board shall determine the terms and conditions of any such other stock-based awards.

     Change of Control. In the event of a "Change of Control", any outstanding awards will automatically vest. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or, (iii) allow for the substitution of awards relating to an acquiring company's stock for any outstanding awards.

     New Plan Benefits. No grants have been made to any director under the 1998 Plan at this time.

                                STOCK OWNERSHIP

     In general, "beneficial ownership" includes those shares someone has the power to vote, sell or acquire within 60 days. It includes stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

OWNERS OF MORE THAN FIVE PERCENT OF ANADARKO STOCK

     The following table shows, as of December 31, 1997, the beneficial owners of more than five percent of Anadarko Common Stock. This information is based on reports (called Schedule 13G) filed with the Securities and Exchange Commission ("SEC") by each of the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

                                               AMOUNT AND
                                               NATURE OF
                     NAME AND ADDRESS OF       BENEFICIAL   PERCENT
TITLE OF CLASS        BENEFICIAL OWNER           OWNER      OF CLASS
--------------       -------------------       ----------   --------
Common Stock    FMR Corp.                      6,878,509     11.5%
                82 Devonshire Street
                Boston, Massachusetts 02109
Common Stock    Sonatrach                      6,060,000     10.1%
                10, rue du Sahara
                16035, Algiers, Algeria
Common Stock    Oppenheimer Group Inc.         4,104,650      6.9%
                Oppenheimer Tower
                World Financial Center
                New York, New York 10281
Common Stock    American Express Financial     3,118,660      5.2%
                Corporation
                IDS Tower 10
                Minneapolis, Minnesota 55440

DIRECTORS AND EXECUTIVE OFFICERS

     On February 28, 1998, the directors and executive officers of Anadarko beneficially owned, in the aggregate, 2,156,232 shares of Anadarko Common Stock (approximately 3.6% of the outstanding shares entitled to vote). Except for Mr. Allison, no director, nominee for director or officer of the Company owns or has the right to acquire more than 1% of the outstanding Common Stock.

                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                      ---------------------------------------------
                                                             SHARES
              NAME OF                  NUMBER OF SHARES    EXERCISABLE     TOTAL
             BENEFICIAL               BENEFICIALLY OWNED     WITHIN      BENEFICIAL     PERCENT
               OWNER                         (1)             60 DAYS     OWNERSHIP      OF CLASS
             ----------               ------------------   -----------   ----------     --------
Robert J. Allison, Jr...............       214,910            500,000      714,910         1.2
John N. Seitz.......................        20,610            133,000      153,610         *
Michael E. Rose.....................        21,951             60,667       82,618         *
Charles G. Manley...................        37,162            111,000      148,162         *
William D. Sullivan.................        15,321             63,000       78,321         *
Conrad P. Albert....................        17,000             24,000       41,000(2)      *
Larry Barcus........................         1,000             50,000       51,000         *
Ronald Brown........................         3,222             43,000       46,222(3)      *
James L. Bryan......................         1,000             50,000       51,000         *
John R. Butler, Jr..................         4,282              5,000        9,282         *
John R. Gordon......................        12,847             50,000       62,847         *
All directors and executive officers
  as a group (22 persons)...........       504,165          1,652,067    2,156,232         3.6

---------------

 *   Less than one percent.

(1) This number does not include shares of Common Stock which the directors or officers of the Company have the right to acquire within 60 days of February 28, 1998.

(2) Mr. Albert disclaims beneficial ownership of the 1,000 shares held in his wife's name and the 2,831 shares held in his children's names.

(3) Mr. Brown disclaims beneficial ownership of the 50 shares held in his wife's name.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company purchases production, drilling and seismic data from Petroleum Information/Dwights LLC and its subsidiaries. In 1997, the aggregate amount paid to Petroleum Information/Dwights LLC and its subsidiaries was approximately $800,000. Mr. Butler, a director of the Company, served as Senior Chairman of Petroleum Information/Dwights LLC and its subsidiaries during 1997. In addition, the Company paid approximately $20,000 in 1997 to Houston Advance Research Center for a seismic imaging project. Mr. Butler is Chairman of the Houston Advance Research Center.

     During 1989, Anadarko Algeria Corporation, a wholly-owned subsidiary of the Company, entered into an agreement with Sonatrach, the national oil and gas enterprise of Algeria, which gives Anadarko Algeria the right to explore for and produce liquid hydrocarbons in Algeria. Sonatrach is wholly-owned by the People's Democratic Republic of Algeria and owns 99.9% of the capital stock of Sonatrach Petroleum Investment Corporation (Ireland) Limited. In 1997, approximately $438,000 was paid to Sonatrach for charges related to reservoir studies, laboratory services and well testing services. As of December 31, 1997, a total of approximately $405 million in exploration and development costs had been incurred by Anadarko Algeria of which approximately $173 million was incurred in 1997.

     In 1996, Anadarko Algeria and Sonatrach entered into a contract with Brown & Root Condor, SPA ("BRC") for the construction of an oil production facility. Sonatrach owns 51 percent of BRC either directly or indirectly. In 1997, approximately $107 million was paid to BRC pursuant to the agreement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons during the most recent fiscal year and the prior fiscal year were reported on a timely basis.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                         ON 1997 EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing and administering the executive compensation programs of the Company. This report describes the compensation decisions made by the Compensation Committee during 1997 with respect to Anadarko's executive officers.

COMPENSATION PHILOSOPHY OF THE COMPANY

     Anadarko's executive compensation programs consist primarily of base salary, performance-based annual bonus and long-term stock incentive plans which the Company considers essential to attract, reward, incent and retain key personnel. Collectively, these programs are designed to promote the strategic objectives which are critical to the long-term success of the Company.

     The Company utilizes an outside compensation consultant to review executive compensation and benefits programs as well as total compensation levels provided to executive officers. Anadarko's compensation programs provide executives the opportunity to earn compensation levels within the top quartile of a select peer group of oil and gas companies, to the extent that Company and executive performance on an individual and combined basis so warrants. The peer group consists of energy companies similar in business operations and size to Anadarko, some of whom are also included in the Dow Jones Oil-Secondary index used for stock price performance comparison on the Performance Graph. Not all companies included in the Dow Jones Oil-Secondary index are considered comparable with respect to analyzing executive compensation and benefits levels. This index is comprised of select energy companies representing most facets of the industry including independent oil companies as well as those having integrated operations or operating in diversified industries. The index does, however, provide a meaningful comparison of total stockholder return against a consistent representation of oil and gas companies with whom Anadarko competes for investment dollars.

     In designing Anadarko's compensation programs and as part of determining appropriate award levels, the Compensation Committee's primary consideration is the Company's achievement of strategic business goals. Consideration is also given to competitive practice, market economics and other factors. Section 162(m) of the Code limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the next four highest paid officers, unless such compensation meets certain performance-based requirements. The Compensation Committee is committed to making awards that qualify for the performance-based deduction to the extent fulfilling the Company's goals is consistent with favorable tax treatment under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes that the compensation paid for 1997 under the Annual Incentive Bonus Plan (the "Incentive Plan") and resulting from the exercise of stock options awarded under the 1993 Stock Incentive Plan (the "1993 Plan") is deductible compensation.

BASE SALARY

     Anadarko structures its compensation programs to match pay with performance. Individual base salaries are determined based on a subjective evaluation considering peer company market data, the executive's performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Compensation Committee and adjusted accordingly to reflect each executive officer's contribution to the performance of the Company.

     Mr. Allison's annual base salary for 1997 was increased, effective January 1, as a result of his contribution to the Company's outstanding performance for 1996. In determining Mr. Allison's base salary compensation, the Compensation Committee considered Mr. Allison's leadership and specific individual contributions to the Company's continued growth during his 19 years as Anadarko's Chief Executive Officer.

ANNUAL INCENTIVE BONUS

     The Incentive Plan puts a significant portion of compensation at risk by linking potential annual compensation to the Company's achievement of specific performance goals. These goals are established by the Compensation Committee at the beginning of each calendar year and for 1997 included:

          (1) Financial criteria of net income and cash flow, both of which were measured against internal objectives;

          (2) Operational criteria including comparisons of Anadarko's average five-year worldwide reserve replacement measured against an internal objective and Anadarko's average five-year worldwide cost of finding measured against the most recent available industry average five-year worldwide cost of finding; and,

          (3) Stock performance criteria comparing Anadarko's relative stock performance for 1997 against the relative average stock performance of a select group of peer companies for the same period.

     Each performance goal, including the specific criteria for such goal, was assigned a weighting based upon the relative importance of each goal as determined by the Compensation Committee.

     A bonus target, ranging up to 80% of base salary, is established for each executive officer under the Incentive Plan based upon individual position, level of responsibility and ability to impact the Company's success. Bonus targets are adjusted based on the Company's achievement of the performance goals. Individuals may receive up to 150% of their bonus target if the Company exceeded the specified goals and, conversely, a reduced bonus or no bonus payment if the Company does not attain the specified goals.

     Anadarko's operating performance for 1997 was the best in the Company's 39-year history. The Company added over 151 million energy equivalent barrels
(EEBs) of reserves, increasing total reserves to 708 million EEBs. Reserve replacement for 1997 was 341%, which resulted in the Company replacing annual production volumes for the 16th consecutive year. In addition, Anadarko's worldwide five-year cost of finding continued to be better than the most recently published industry worldwide five-year average. The Company's financial performance for the year yielded record results. Based on Anadarko's outstanding results as measured against the performance goals, the Compensation Committee approved a bonus for Mr. Allison representing 150% of his 80% bonus target.

STOCK PLANS

     The Company makes certain stock-based awards under the 1993 Plan to align the interests of executive officers with those of stockholders. Anadarko has established stock ownership guidelines for executive officers of two and one-half times base salary for Vice Presidents, three times base salary for Senior Vice Presidents, four times base salary for the Executive Vice President and five times base salary for the Chief Executive Officer.

     The Compensation Committee annually reviews competitive market data to determine appropriate stock awards based on the executive's position and the market value of the stock. In addition, the Compensation Committee considers previous stock grants when determining grant size for executive officers. Historically, the Compensation Committee has made annual grants of stock options at the fair market value of the Common Stock on the date of grant.

     In 1996, the Compensation Committee granted stock options and awarded performance shares to the Chief Executive Officer to encourage the increase in stockholder value both in absolute dollars and relative to the Company's peers. As a result of the stock compensation package awarded to Mr. Allison in 1996, no stock grants were awarded to him in 1997.

SUMMARY

     Anadarko's compensation strategy is to provide total compensation commensurate with the achievement of specific operational, financial and strategic objectives and the long-term appreciation of the Company's stock price. Accordingly, Mr. Allison's total compensation for 1997 was within the top quartile of the peer companies as a result of Anadarko's outstanding performance.

     The Compensation Committee believes the design of the Company's total executive compensation program provides executives the incentive to maximize long-term operational performance using sound financial controls and high standards of integrity. It is the Compensation Committee's belief that this focus will ultimately be reflected in Anadarko's stock price and stockholder return.

     The Compensation and Benefits Committee of the Board of Directors consists of the following:

Mr. Ronald Brown, Chairman
Mr. James L. Bryan
Mr. John R. Gordon

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1997, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                     -------------------------------
                                                                                              OTHER
                                                                                             ANNUAL
                                                                                             COMPEN-
                                                                      SALARY       BONUS     SATION
          NAME                    PRINCIPAL POSITION          YEAR      ($)         ($)      ($)(1)
          ----                    ------------------          ----   ---------   ---------   -------
Robert J. Allison, Jr....  Chairman, President and Chief      1997   1,000,000   1,200,000   60,253
                            Executive Officer
                           Chairman, President and Chief      1996     925,000   1,110,000   53,172
                            Executive Officer
                           Chairman, President and Chief      1995     825,000   1,000,000(5)     0
                            Executive Officer
John N. Seitz............  Executive Vice President,          1997     387,083     325,000        0
                            Exploration & Production
                           Senior Vice President,             1996     300,000     190,000        0
                            Exploration
                           Senior Vice President,             1995     258,333     165,000        0
                            Exploration
Michael E. Rose..........  Senior Vice President, Finance     1997     350,000     186,000        0
                           Senior Vice President, Finance     1996     315,000     167,000        0
                           Senior Vice President, Finance     1995     280,000     148,000        0
Charles G. Manley........  Senior Vice President,             1997     345,000     183,000        0
                           Administration
                           Senior Vice President,             1996     310,000     164,000        0
                            Administration
                           Senior Vice President,             1995     280,000     148,000        0
                            Administration
William D. Sullivan......  Vice President, Algeria            1997     250,000     113,000   126,083
                           Vice President, Algeria            1996     215,000      97,000        0
                           Vice President, Algeria            1995     180,000      85,000        0

                                LONG-TERM COMPENSATION
                           ---------------------------------
                                   AWARDS
                           -----------------------
                                        SECURITIES                ALL
                                        UNDERLYING               OTHER
                           RESTRICTED    OPTIONS/     LTIP      COMPEN-
                            STOCK(2)     SARS(3)     PAYOUTS   SATION(4)
          NAME                ($)          (#)         ($)        ($)
          ----             ----------   ----------   -------   ---------
Robert J. Allison, Jr....         0            0         0      349,812

                                  0      480,000         0      331,687

                                  0       60,000         0      316,741

John N. Seitz............         0       40,000         0       83,778

                                  0       24,000         0       74,312

                                  0       24,000         0       70,721

Michael E. Rose..........         0       27,000         0       96,398
                                  0       24,000         0       97,214
                             81,250       24,000         0      101,312
Charles G. Manley........         0       24,000         0      103,179

                                  0       24,000         0      105,144

                                  0       24,000         0      108,817

William D. Sullivan......         0       24,000         0      229,277
                                  0       18,000         0      106,613
                                  0       18,000         0       39,421

---------------

(1) Represents certain perquisites, including $29,908 and $17,790 attributable to personal use of the Company airplane and financial counseling, respectively, for Mr. Allison; and $104,780 attributable to the net payment of taxes by the Company on Mr. Sullivan's behalf associated with his foreign assignment.

(2) As of December 31, 1997, the number of restricted shares held by each executive officer and corresponding value on December 31, 1997 was for Mr. Rose, 667 shares valued at $40,479. The restricted stock awarded to Mr. Rose in 1995 vests 33% per year each April 27th beginning in 1996. Dividends will be paid on unvested shares.

(3)  No SARs are outstanding.

(4) This column includes (a) Company contributions to the Anadarko Employee Savings Plan and Savings Restoration Plan; (b) interest earned above 120% of the applicable federal rate on deferred compensation under the Executive Deferred Compensation Plan; (c) payments under the Annual Override Bonus Plan ("ORRI"); and (d) the value of Company paid split-dollar insurance. The 1997 amounts for items (a), (b), (c) and (d) for each of the individuals named in the table are for Mr. Allison, $126,600, $63,747, $49,632 and $109,833; Mr. Seitz, $34,625, $12,679, $12,829 and $23,645; Mr.
     Rose, $31,020, $27,662, $10,822 and $26,894; Mr. Manley, $30,540, $30,853,
     $11,036 and $30,750; and Mr. Sullivan, $20,820, $0, $7,794 and $12,519,
     respectively. In addition, this column includes $188,144 applicable to foreign service and relocation payments associated with Mr. Sullivan's foreign service assignment. No deferrals have been made under the Executive Deferred Compensation Plan since 1990. Grants under the ORRI were discontinued after 1986; however, awards that were previously made will continue to produce payments to recipients in accordance with the provisions of the plan.

(5) Includes $743,000 paid under the Company's Incentive Plan and a special bonus of $257,000, the payment of which is deferred until Mr. Allison's retirement from the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                       ---------------------------------------                  POTENTIAL REALIZABLE VALUE
                         NUMBER OF      % OF TOTAL                                AT ASSUMED ANNUAL RATES
                        SECURITIES     OPTIONS/SARS   EXERCISE                  OF STOCK PRICE APPRECIATION
                        UNDERLYING      GRANTED TO    OR BASE                       FOR OPTION TERM(3)
                       OPTIONS/SARS    EMPLOYEES IN   PRICE(2)   EXPIRATION   -------------------------------
        NAME           GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE      0%($)     5%($)        10%($)
        ----           -------------   ------------   --------   ----------   -----   ----------   ----------
Robert J. Allison,
  Jr.................          0             0%           N/A          N/A     $0     $        0   $        0
John N. Seitz........     40,000(4)        6.3%       $75.938     11/04/07     $0     $1,910,267   $4,840,993
Michael E. Rose......     27,000(4)        4.2%       $75.938     11/04/07     $0     $1,289,431   $3,267,670
Charles G. Manley....     24,000(4)        3.8%       $75.938     11/04/07     $0     $1,146,160   $2,904,596
William D.
  Sullivan...........     24,000(4)        3.8%       $75.938     11/04/07     $0     $1,146,160   $2,904,596

---------------

(1)  No SARs were granted in 1997.

(2) The exercise price equals the fair market value of the Common Stock on the date of grant.

(3) The dollar amounts under these columns are the results of calculation at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatility factors.

(4) The stock options were granted on November 4, 1997, under the 1993 Plan. Fifty percent of the options become fully exercisable on November 4, 1998, and 50% become fully exercisable on November 4, 1999. In the event of a "Change of Control", any outstanding options will automatically vest. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or, (iii) allow for the substitution of any outstanding awards by the acquiring company's stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                  SHARES                 NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                 ACQUIRED               UNDERLYING UNEXERCISED            IN-THE-MONEY
                                    ON       VALUE          OPTIONS/SARS AT             OPTIONS/SARS AT
                                 EXERCISE   REALIZED      FISCAL YEAR-END(#)           FISCAL YEAR-END($)
             NAME                  (#)        ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE*
             ----                --------   --------   -------------------------   --------------------------
Robert J. Allison, Jr..........       0     $     0         440,000/360,000          $7,173,750/$2,047,500
John N. Seitz..................   1,600     $83,862         133,000/ 52,000          $2,612,500/$        0
Michael E. Rose................       0     $     0          60,000/ 39,000          $  736,500/$        0
Charles G. Manley..............       0     $     0         111,000/ 36,000          $1,780,500/$        0
William D. Sullivan............       0     $     0          63,000/ 33,000          $  787,500/$        0

---------------

* Computed based upon the difference between aggregate fair market value on December 31, 1997 ($60.0625) and aggregate exercise price.

                               PENSION PLAN TABLE

     The Company has a defined benefit plan covering all United States employees that does not require employee contributions. The Retirement Plan provides benefits based on a length of service and a final average pay formula. For this purpose, "pay" generally includes the amounts shown in the Salary and Bonus columns of the Summary Compensation Table. The following table shows the estimated single life annuity payable annually at normal retirement in specified remuneration and years-of-service classifications, based on the benefit formula in effect on December 31, 1997.

                                                 YEARS OF SERVICE
                          --------------------------------------------------------------
      REMUNERATION           15          20           25            30            35
      ------------        --------    --------    ----------    ----------    ----------
$ 250,000...............  $ 66,000    $ 88,000    $  110,000    $  131,000    $  153,000
  300,000...............    79,000     106,000       132,000       158,000       185,000
  400,000...............   106,000     142,000       177,000       212,000       248,000
  500,000...............   133,000     178,000       222,000       266,000       311,000
  600,000...............   160,000     214,000       267,000       320,000       374,000
  700,000...............   187,000     250,000       312,000       374,000       437,000
  800,000...............   214,000     286,000       357,000       428,000       500,000
  900,000...............   241,000     322,000       402,000       482,000       563,000
1,000,000...............   268,000     358,000       447,000       536,000       626,000
1,100,000...............   295,000     394,000       492,000       590,000       689,000
1,200,000...............   322,000     430,000       537,000       644,000       752,000
1,300,000...............   349,000     466,000       582,000       698,000       815,000
1,400,000...............   376,000     502,000       627,000       752,000       878,000
1,500,000...............   403,000     538,000       672,000       806,000       941,000
1,600,000...............   430,000     574,000       717,000       860,000     1,004,000
1,700,000...............   457,000     610,000       762,000       914,000     1,067,000
1,800,000...............   484,000     646,000       807,000       968,000     1,130,000
1,900,000...............   511,000     682,000       852,000     1,022,000     1,193,000
2,000,000...............   538,000     718,000       897,000     1,076,000     1,256,000
2,100,000...............   565,000     754,000       942,000     1,130,000     1,319,000
2,200,000...............   592,000     790,000       987,000     1,184,000     1,382,000
2,300,000...............   619,000     826,000     1,032,000     1,238,000     1,445,000
2,400,000...............   646,000     862,000     1,077,000     1,292,000     1,508,000
2,500,000...............   673,000     898,000     1,122,000     1,346,000     1,571,000

     Messrs. Allison, Seitz, Rose, Manley, and Sullivan, respectively, have 24, 20, 20, 24 and 16 years of accrued service under the Plan. An employee becomes vested in his benefit under the Retirement Plan at completion of five years of vesting service, as defined in the Retirement Plan.

     A portion of the benefits shown in the table may be paid from the Company's supplementary retirement plans, rather than from the Retirement Plan, due to limitations imposed by the Internal Revenue Code, which restricts the amount of benefits payable under tax-qualified plans.

                         CHANGE OF CONTROL ARRANGEMENTS

     The Company has Key Employee Change of Control Contracts (the "Severance Contracts") with all current executive officers. The Severance Contracts provide that in the event of a Change of Control, as defined in the Severance Contracts, such individuals will receive certain benefits in the event of the termination of their employment within three years of the effective date of such Change of Control. If termination of employment is (i) by the Company other than for cause
(ii) by the executive for good reason (as defined in the Severance Contracts) or
(iii) by the executive without good reason during a window period (as defined in the Severance Contracts) benefits payable under the terms of the Severance Contracts include a lump-sum cash payment equal to (i) sum of earned but unpaid base salary plus pro-rata bonus for the year plus accrued unpaid vacation pay;
(ii) 2.9 times the highest total annualized compensation paid during the three years ending with the year of such executive's termination from the Company (including base salary and the amount or value of any bonuses); (iii) the Company matching contributions which would have been made on the executive's behalf had he continued to participate in the Anadarko Employee Savings Plan and the Savings Restoration Plan for up to an additional three years; (iv) the value of any investments credited to the executive under the Savings Restoration Plan;
(v) the present value of the accrued retirement benefit under the Retirement Restoration Plan and the additional normal retirement benefit which would have been received had the executive continued service for three additional years; and, (vi) the present value of the amounts of deferred compensation and interest, if any, which would have been received had the executive continued service through age 65. In addition, the Severance Contracts provide for a continuation of various health care, disability and life insurance plans and financial counseling for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in obtaining or enforcing any right or benefit provided by the Severance Contracts. The Severance Contracts also obligate the Company to pay an executive such cash amount as may be necessary to restore any benefit diminution resulting directly or indirectly from the assessment of any special excise taxes under section 280G of the Code in respect to benefits provided under the Severance Contracts. In consideration of these benefits the executive agrees, in the event a person seeks to effect a change of control, not to leave the employ of the Company and to render services commensurate with his position until such person has abandoned or terminated his efforts or the change of control has occurred. The executive also agrees to retain, in confidence, any and all confidential information known to him concerning the Company and its business so long as such information is not otherwise publicly disclosed. No amounts have been paid under the Severance Contracts.

     The Change of Control Severance Pay Plan (the "Severance Plan") covers all of the Company employees who are not covered by the Severance Contracts. The Severance Plan provides that, in the event of a Change of Control, as defined in the Severance Plan, employees will have certain benefits provided to them in the event of the termination of their employment within three years after the effective date of such change of control. Benefits are provided unless termination of employment is (i) because of disability or retirement; (ii) for cause or (iii) due to a qualified sale of business. The Severance Plan provides benefits that include a lump sum cash payment based on salary and service ranging from a minimum of three months to a maximum of two years salary; and a continuation of employee's life insurance and medical and dental insurance for six months. No amounts have been paid under the Severance Plan.

     Under the 1993 Plan in the event of a "Change of Control", any outstanding options will automatically vest and restrictions on restricted stock shall lapse. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or, (iii) allow for the substitution of any outstanding awards by the acquiring company's stock. In the event of a "Change of Control", under the terms of the 1987 Stock Option Plan, all outstanding options shall be surrendered to the Company and the optionee shall receive a cash payment in an amount equal to the number of shares of Common Stock subject to the options multiplied by the difference between the fair market value of a share of Common Stock on the date determined to be the date of cancellation and surrender of such options and the option price. The Board also has the ability to substitute Common Stock for the cash payment under the 1987 Stock Option Plan.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the Dow Jones Oil -- Secondary Index and to the S&P 500 Index for the last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        ANADARKO PETROLEUM CORP., DOW JONES OIL -- SECONDARY AND S&P 500

                                                      ANADARKO         DOW JONES
               MEASUREMENT PERIOD                    PETROLEUM           OIL -            S&P 500
             (FISCAL YEAR COVERED)                  CORPORATION        SECONDARY           INDEX
1992                                                           100               100               100
1993                                                           156               111               110
1994                                                           133               107               112
1995                                                           188               124               153
1996                                                           226               153               189
1997                                                           213               163               252

Total Return Data provided by S&P's Compustat Services, Inc. and Dow Jones & Company Inc.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP served as the Company's independent auditors during 1997 and was appointed by the Board to serve in that capacity for 1998. Representatives of KPMG Peat Marwick LLP will be present at the meeting to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     It is not expected that any other matters will come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 1999 Annual Meeting must notify the Corporate Secretary of the Company. The proposal must be received no later than November 13, 1998.

                               PROXY SOLICITATION

     The Company pays for the cost of preparing, assembling and mailing the material in connection with the solicitation of proxies. It is expected that the solicitation of proxies will be primarily by mail but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company without additional compensation. Anadarko pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, the Company has engaged ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for this Annual Meeting at an estimated fee of $5,000 plus disbursements.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            SUZANNE SUTER
                                            Corporate Secretary

Dated: March 23, 1998
Houston, Texas

SEE ENCLOSED PROXY CARD -- PLEASE SIGN AND MAIL PROMPTLY.

                                                                      APPENDIX A
                         ANADARKO PETROLEUM CORPORATION

                            1998 DIRECTOR STOCK PLAN

SECTION 1. Purpose.

     The purposes of the Plan are to attract and retain experienced and knowledgeable non-employee directors for the benefit of the Company and its stockholders, and for such directors to acquire a proprietary interest in the Company and to further align the interests of such directors with the interests of the Company and its stockholders.

SECTION 2. Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:

          "Award" shall mean any Option, Restricted Stock, Stock Compensation Award or Other Stock-Based Award.

          "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

          "Board" shall mean the Board of Directors of the Company.

          "Change of Control" shall have the meaning set forth in Section 8(c) of the Plan.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Company" means Anadarko Petroleum Corporation, a Delaware corporation.

          "Eligible Director" shall mean each director of the Company, who is not an employee of the Company or any of its subsidiaries.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ. If there is no regular public trading market for such Shares, the Fair Market Value of a Share shall be determined by the Board in good faith.

          "Option" shall mean a Non-Qualified Stock Option granted under Section 6(a) of the Plan.

          "Other Stock-Based Award" shall mean any right granted under Section 6(d) of the Plan.

          "Participant" shall mean any Eligible Director granted an Award under the Plan.

          "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

          "Plan" shall mean the Anadarko Petroleum Corporation 1998 Director Stock Plan.

          "Restricted Period" shall have the meaning set forth in Section 6(b) of the Plan.

          "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

          "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

          "Shares" shall mean the common shares of the Company, $0.10 par value, and such other securities or property as may become the subject of Awards or become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

          "Stock Compensation" shall mean any right granted under Section 6(c) of the Plan.

SECTION 3. Administration.

     The Plan shall be administered by the Board. Subject to the terms of the Plan and applicable law, the Board shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Director; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) determine whether, to what extent, and under what circumstances Awards are transferable; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Participant, any holder or beneficiary of any Award, any shareholder and any Eligible Director.

SECTION 4. Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 400,000 after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards under the Plan shall be increased by the number of Shares surrendered.

     (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     (c) Adjustments. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award,
(iv) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and/or (v) such other equitable substitutions or adjustments as the Board may determine to be appropriate in its sole discretion; provided, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5. Eligibility.

     Any Eligible Director shall be eligible to be designated as a Participant.

SECTION 6. Awards.

     (a) Options. Subject to the provisions of the Plan, the Board shall have authority to determine the Eligible Directors to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefore and the conditions and limitations applicable to the exercise of the Option, including the terms and conditions set forth below, and such additional terms and conditions, as the Board shall determine are not inconsistent with the provisions of the Plan as set forth in an Award Agreement.

          (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Board at the time each Option is granted; provided, however, that the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except in the case of an Option that is a Substitute Award.

          (ii) Time and Method of Exercise. The Board shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, Shares, outstanding Awards, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made. Pursuant to Section 7(b) of the Plan, the Board may, at its discretion, accelerate the time at which an Option may be exercised and otherwise modify the time or methods of exercise of the Option.

     (b) Restricted Stock. Subject to the provisions of the Plan, the Board shall have authority to determine the Eligible Directors to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Period of Restriction (the "Restricted Period") during which, and the conditions under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

          (i) Dividends. Unless otherwise determined by the Board, Restricted Stock Awards shall provide for the payment of dividends during the Restricted Period. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Board, all as determined by the Board in its discretion.

          (ii) Registration. Any Restricted Stock may be evidenced in such manner as the Board shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

          (iii) Forfeiture. Except as otherwise determined by the Board, if a Participant shall cease to be an Eligible Director for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant. The Board may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock. Unrestricted Shares, evidenced in such manner as the Board shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(e)(vii).

     (c) Stock Compensation. The Board shall have the authority to pay in Shares all, or such portion as it shall determine, of compensation that such Eligible Director would be entitled to receive for serving as director during a fiscal quarter, including fees paid in connection with service as Chairman of a committee of the Board, as a member of the Board and as a member of any committee of the Board, attendance at meetings and any other services provided to the Company, but excluding any amounts an Eligible Director has elected to defer (the "Quarterly Retainer") as follows:

          (i) Subject to subsection (iii) below, Shares shall be issued automatically to any Eligible Director who files with the Corporate Secretary of the Company, at least 30 days prior to Share Issuance Date, an election to receive Shares in lieu of all or a portion, expressed as a fraction (the "Elected Percentage") of his or her Quarterly Retainer. As soon as is practicable following the last business day of the relevant fiscal quarter (such last business day, the "Share Issuance Date"), each Eligible Director making such an election under this subsection (i) shall be issued certificates for the Shares as determined under subsection (ii) below; provided that no such election shall be given effect if it is not timely made.

          (ii) The number of Shares issued on a Share Issuance Date shall be equal to the nearest number of whole shares determined in accordance with the following formula:

            (Elected Percentage)*(Quarterly Retainer)
            -----------------------------------------
            [S]
                   Fair Market Value per Share

     For purposes of this Section 6(c), Fair Market Value shall be determined on the Share Issuance Date.

          (iii) The Eligible Director shall have none of the rights of a stockholder with respect to any Shares acquired pursuant to this Section 6(c) prior to the Share Issuance Date and the receipt by the Eligible Director of a certificate or certificates for such Shares.

     (d) Other Stock-Based Awards. The Board is hereby authorized to grant to an Eligible Director an "Other Stock-Based Award", which shall consist of a right
(i) which is not an Award or right described in Section 6(a), (b), or (c) and
(ii) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Board to be consistent with the purposes of the Plan; provided, that any such rights must comply, to the extent deemed desirable by the Board, with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the terms and conditions of any such Other Stock-Based Award.

     (e) General.

          (i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (ii) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Board shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Board. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

          (iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Board.

          (iv) Share Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (v) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Board determines including, without limitation, such minimal cash consideration as may be required by applicable law.

          (vi) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Board shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof; provided that the combined value, as determined by the Board, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award Agreement.

          (vii) Transferability. Except as otherwise provided by the Board, Awards are not transferable other than, as designated by the Participant, in the event of his death, by will or by the laws of descent and distribution.

SECTION 7. Amendment and Termination.

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person.

     (b) Amendments to Awards. The Board may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall reduce the benefit to a Participant without the consent of such Participant.

     (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8. Change of Control.

     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

          (i) Any Options outstanding as of the date such Change of Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

          (ii) The restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

          (iii) The restrictions or other limitations applicable to any Other Stock-Based Awards shall lapse, and such Other Stock-Based Awards shall become fully vested and transferable to the full extent of the original grant.

     (b) In addition to the Board's authority set forth in Sections 7(c) and 8(a) of the Plan, in order to maintain the Participants' rights in the event of any Change of Control, the Board, as constituted before such Change of Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change of Control; or (iii) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change of Control. The Board may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

     (c) A "Change of Control" shall be deemed to occur if:

          (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section (c); or

          (ii) individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the

     Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 9. General Provisions.

     (a) No Rights to Awards. No Eligible Director, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Directors, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

     (b) No Right to be a Director. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Eligible Director for re-election by the Company's shareholders or to limit the rights of the stockholders to remove any Eligible Director.

     (c) Withholding. The Company shall have the right to require, prior to the issuance or delivery of any cash or Shares pursuant to the Plan, that a Participant make arrangements satisfactory to the Board for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such cash or Shares, including without limitation by the withholding of Shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Participant, or by a cash payment to the Company by the Participant.

     (d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements (subject to shareholder approval of such other arrangement, if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

     (f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (g) Other Laws. The Board may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation, or entitle the Company to recover the same, under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

     (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Participant or Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

     (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

     (j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Effective Date of the Plan.

     The Plan shall be effective as of January 30, 1998, the date of its approval by the Board.

SECTION 11. Term of the Plan.

     The Plan shall remain in full effect until terminated by action of the Board, or until all Participants have received all amounts to which they are entitled, if earlier. Subject to Section 7(a) of the Plan or any Award Agreement, the authority of the Board to amend, alter, adjust, suspend, discontinue, or terminate any Award granted prior to the termination of the Plan or to waive any conditions or rights under any such Award shall extend beyond such date of termination.

                                                              Please mark  [X]
                                                             your votes as
                                                              indicated in
                                                              this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1 - ELECTION OF CLASS III DIRECTORS      FOR      AGAINST      ABSTAIN
Larry Barcus and James L. Bryan.              [  ]       [  ]         [  ]

Item 2 - APPROVAL OF 1998 DIRECTOR STOCK      FOR      AGAINST      ABSTAIN
PLAN                                          [  ]       [  ]         [  ]

Withheld For: (Write that nominee's namde in the space provided below)

--------------------------------------------------------------------------




Signature(s)                                                   Date
             --------------------------------------------------    -------
Please sign as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

              THIS PROXY MUST BE SIGNED AND RETURNED TO BE COUNTED

                         ANADARKO PETROLEUM CORPORATION

                      SOLICITED BY THE BOARD OF DIRECTORS

P                      FOR ANNUAL MEETING OF STOCKHOLDERS

R                                APRIL 30, 1998

O The undersigned stockholder hereby appoints ROBERT J. ALLISON, JR. AND SUZANNE SUTER, and any one of them, with power of substitution and
X revocation, the attorneys of the undersigned to vote all shares registered in the name of the undersigned for the election of directors
Y (unless such authority is withheld), approval of the 1998 Director Stock Plan and on all other matters which may come before the 1998 Annual Meeting of Stockholders of Anadarko Petroleum Corporation to be held on Thursday, April 30, 1998 at 9:30 A.M. or any adjournment thereof.

       PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.


         (continued, and to be marked, dated and signed on other side)